Exhibit 10.2

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

RESELLER and Development License AGREEMENT

This Reseller and Development License Agreement (this “Agreement”) is entered into as of August 19, 2020 (the “Effective Date”) by and between Inpixon, a Nevada corporation having a principal place of business at 2479 East Bayshore Road, Suite 195, Palo Alto, CA 94303 (“Company”), and the “Reseller” listed below.

Reseller Name:	mCube, Inc., and any of their respective subsidiaries that Company may approve as a reseller in advance in writing from time to time in accordance with the Terms and Conditions set forth below (collectively, “Reseller”).	Contact:
Entity Type:		Title:
State of Incorp/Formation:		Phone:
Principal Place of Business:		Fax:
Email:

Territory:	Asia

This Agreement includes the following Terms and Conditions, Exhibits and other documents expressly incorporated herein by reference.

WHEREAS, Company, on the one hand, and Ten Degrees Inc., Ten Degrees International Limited and mCube, Inc., on the other hand (“Sellers”), have entered into an Asset Purchase Agreement. as of August [•], 2020 (the “Purchase Agreement”), pursuant to which Company purchased certain intellectual property, patents, trade secrets, trademarks, software, firmware, hardware and other equipment from Sellers, including the Licensed Intellectual Property (as defined herein);

WHEREAS, following consummation of the transactions contemplated pursuant to the Purchase Agreement, Sellers desire to resell Company’s Products (as defined herein) within the Territory, further develop the Licensed Intellectual Property on Company’s behalf, and resell Products embodying such further developments of the Licensed Intellectual Property;

WHEREAS, Company desires to appoint mCube, Inc. as a reseller of the Products in the Territory, and to grant Sellers a limited license to practice and use the Licensed Intellectual Property solely to enable Sellers to further develop the Licensed Intellectual Property on Company’s behalf; and

Now, therefore, in consideration of the mutual covenants and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

TERMS AND CONDITIONS

1.	Definitions

1.1. “Development Activities” means development activities relating to the further modification and development of the Licensed Intellectual Property.

1.2. “Documentation” means the operating, training, reference and installation manuals and any other materials or documents for the Products, including any enhancements, modifications or upgrades thereto, provided by Company to Reseller with respect to the use and maintenance of the Products.

1.3. “End User” means the division, department, or branch of an entity registered by Reseller and accepted by Company in accordance with Section 3.1 of this Agreement that purchases and/or licenses a Product from Reseller which will have an exclusive relationship to purchase and/or licensee of the Product from Reseller, and no other entity will have the right to sell, offer to sell, license, or exploit the Product from the End User during the Term.

1.4. “Hardware” means the physical hardware components of the Product.

1.5. “Intellectual Property Rights” means any and all now known and hereafter existing (i) copyrights, and copyrightable works of authorship, exploitation rights, moral rights and mask work rights, (ii) trademark, trade name and service mark rights, (iii) trade secret rights, including, without limitation, all rights in Company Confidential Information and proprietary rights whether arising by law or contract, (iv) patent rights, rights in inventions and processes (whether patentable or not), designs, algorithms and other industrial property rights, and (v) other intellectual and industrial property rights and proprietary rights of every kind and nature throughout the world, whether arising by operation of law, by contract, by license or otherwise.

1.6. “Licensed Intellectual Property” means the Licensed Software and the Licensed Patents.

1.7. “Licensed Intellectual Property Improvements” means any derivative work (as defined in 17 U.S.C. § 101), improvement, modification or further development of, based on, or relating to the Licensed Intellectual Property.

1.8. “Licensed Patents” means the patents set forth on Exhibit A hereto.

1.9. “Licensed Software” means the products, software, and solutions described on Exhibit A hereto, in both Object Code and Source Code form.

1.10. “Object Code” means the machine readable version of applicable software generated by a Source Code language processor such as an assembler or compiler.

1.11. “Product(s)” means the Company products and service offerings set forth on Company’s partner website portal which Company authorizes Reseller to sell pursuant to the terms of this Agreement.

1.12. “Product Improvement” means any derivative work (as defined in 17 U.S.C. § 101), improvement, modification or further development of the Product Software.

1.13. “Product Software” means the software of Company and its licensors incorporated in the Products in Object Code format, delivered in connection with a Purchase Order submitted under this Agreement, whether or not there is a separate charge therefor. The term “Product Software” shall also include any Updates and/or Product Improvements delivered to Reseller hereunder, as determined by Company in its sole discretion. All Product Software is licensed and not sold, notwithstanding any reference herein to the contrary.

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1.14. “Purchase Order” means a written order for Products submitted by Reseller to Company pursuant to Section 4.

1.15. “Source Code” means the human readable source code of the software to which it relates, in the programming language in which the software was written, together with all related flow charts, code and technical documentation, including a description of the procedure for generating Object Code, all of a level sufficient to enable a programmer reasonably fluent in such programming language to understand, build, operate, support, maintain and develop modifications, upgrades, updates, adaptations, enhancements, new versions and other derivative works and improvements of, and to develop computer programs compatible with, the applicable software.

1.16. “Territory” means Asia, including, but not limited, to all countries, territories, and geographic regions of Asia except as may otherwise be prohibited in accordance with this Agreement.

1.17. “Updates” means enhancements, upgrades, updates, corrections, revisions, error corrections, bug fixes, and/or new versions of the Product Software and/or Documentation.

2.	Appointment.

2.1. Appointment of Reseller. Subject to the terms and conditions of this Agreement, Company grants to Reseller a non-exclusive, non-transferable right and license, during the Term (as defined below) and solely within the Territory, to sell, offer to sell, market, distribute and resell the Products and related Documentation, to End Users who have been registered pursuant to Section 3, and Reseller accepts such appointment. Reseller may request the appointment of one or more of Reseller’s subsidiaries as additional resellers of the Products hereunder by submitting a written request to Company for Company’s approval. If Company approves any such subsidiary (each, an “Approved Subsidiary”), references to “Reseller” hereunder shall be deemed to include the applicable Approved Subsidiary, and each such Approved Subsidiary’s rights and obligations with respect to its appointment as a reseller of the Products shall be governed by this Agreement. Reseller and each Approved Subsidiary shall be and remain jointly and severally liable with respect to Reseller’s and each such Approved Subsidiary’s performance of its obligations hereunder.

2.2. End User Agreement. The Products (including any renewals thereof) shall be distributed, licensed and/or sold, as applicable, by Reseller to End Users subject to Company’s then current standard terms and conditions, limited warranties and end user agreements, which may be included in part, with the Products as a “click-through” or “shrink-wrap” agreement, all of which are hereby incorporated by reference (collectively, the “End User Agreement”) and available via the partner website portal https://sapp.inpixon.com/sales-tools. Reseller shall not grant to End Users any rights to the Products or make any warranties with respect to the Products other than pursuant to the End User Agreement. Reseller shall: (i) make each End User aware of the End User Agreement prior to sale of the Products; (ii) obtain the End User’s signed agreement to each End User Agreement, as applicable; and (iii) promptly report to Company any breach, or suspected breach, of the End User Agreement by an End User of which it becomes aware and provide reasonable assistance as requested by Company to facilitate Company’s enforcement of its rights against the applicable End User in accordance with the applicable End User Agreement.

2.3. No Subcontractors. Reseller will not use or appoint subcontractors or sub-distributors (collectively, “Subcontractors”) to perform any of its obligations hereunder or distribute and resell the Products under the rights and licenses granted above unless it first obtains the prior written approval of Company in each instance, which approval may be granted or withheld in Company’s sole discretion. Reseller covenants that it shall be fully liable to Company for any such approved Subcontractors’ acts or omissions. Company shall have the right at any time upon notice to Reseller to revoke approval of any applicable Subcontractor and, following such revocation, Company shall promptly, but in any event within thirty (30) days of receipt of an applicable notice, terminate and wind down Reseller’s relationship with such Subcontractor.

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2.4. No Restrictions on Company’s Activities. Reseller acknowledges that its appointment under this Agreement is non-exclusive and nothing in this Agreement shall limit in any manner Company’s marketing, distribution or sales activities or its right to market, distribute or sell, directly or indirectly, or appoint any other person or company as a distributer, reseller, licensee or agent for the Products, within or outside the Territory.

3.	Responsibilities of Reseller.

3.1. Prospect Registration. Reseller will register each potential End User sales opportunity on the Company’s partner website portal (each opportunity, a “Prospect”). Company will use commercially reasonable efforts to respond to Reseller with respect to a Prospect within three (3) business days after receipt of the registration information. Prospects will not be deemed registered unless and until accepted in writing by Company and if accepted, shall remain registered for a period of twelve (12) months thereafter. Reseller may re-register any Prospect that it has made validated progress with for an additional twelve (12) month period, subject to the written consent of Company. In the event that Reseller’s registration of a Prospect is not accepted by Company, Reseller may still request a Quote (as defined below) for such Prospect, but will not be eligible for any discount off of the list price.

3.2. Marketing and Promotion. Reseller shall, at its expense, market and promote the Products to End Users in the Territory during the Term in an effort to maximize sales of Products to End Users in the Territory. These efforts may include without limitation the use of mailings, telemarketing programs, advertising, seminars, or other customary marketing techniques and collaboration with Company; provided, that Reseller shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Company. Reseller will not make any representations, warranties or other statements concerning the Products that are inconsistent with Company’s marketing materials, the Documentation and/or the terms of this Agreement. Reseller shall ensure that all marketing and promotional efforts it undertakes with respect to the Products comply with all applicable laws. Company and Reseller will engage in regular quarterly marketing and sales reviews in which Company will have visibility into Reseller’s sales process, End User pipeline and promotional activities.

3.3. Forecasts. Reseller shall provide Company with a good faith quarterly forecast in writing (the “Forecast”) at least thirty (30) days prior to the commencement of each calendar quarter during the Term that sets forth the projected demand by Reseller for purchases of Products hereunder for each of the four (4) quarters following the delivery date of such Forecast. The Forecasts are provided for informational purposes and shall not create any binding obligations on behalf of either party. Reseller shall also participate in quarterly business reviews with the assigned personnel of the Company.

3.4. Training. Company shall provide Reseller with training materials for the Products, as Company deems appropriate, to facilitate Reseller’s proficiency in the performance of its obligations under this Agreement. Reseller shall complete all required partner training with respect to the Products within sixty (60) days after being first offered or provided access by the Company. All rights and privileges offered by Company to Reseller hereunder are contingent upon Reseller being continuously and properly trained in accordance with the applicable training materials during the Term of this Agreement.

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3.5. Feedback. Reseller shall provide prompt written notice to Company of any comments or complaints about the Products that are made by End Users, and of any problems with the Products or their use of which Reseller becomes aware. Any information provided by Reseller to Company in connection with the foregoing shall be the property of Company, and shall be considered Company’s Confidential Information (as defined below).

3.6. Audit Rights. Reseller shall maintain full and complete records of the distribution, sale and/or license of Products during the Term and for at least two (2) years thereafter. Company shall, at any time during such period, be entitled to audit such books and records upon ten (10) days’ written notice to Reseller in order to confirm Reseller’s compliance with this Agreement; provided, that no more than one such audit may be conducted annually. If any such audit reveals an underpayment by Reseller of more than five percent (5%) during the audited period or any material noncompliance, Reseller shall promptly reimburse Company for the amount of the underpayment (plus interest) and the reasonable cost of the audit.

3.7. Insurance. During the Term and for at least two (2) years thereafter, Reseller shall maintain with recognized insurance companies qualified to do business within the Territory with “A” ratings, at its sole cost and expense, comprehensive general liability (including contractual liability and personal and advertising injury), product liability and errors and omissions insurance, each with limits of not less than $1,000,000 per occurrence and $5,000,000 in the aggregate. Each policy required hereunder shall state that the coverage evidenced is primary and non-contributory to any insurance obtained by Company, contain a waiver of subrogation endorsement with respect to Company and designate the Company as an additional insured.

4.	Purchase, Delivery and Support.

4.1. Quotes; Purchase Orders. Company shall make its then-current pricing for Products available to Reseller. Reseller may first request and will receive pricing for the Products for a particular End User in the form of a price quote issued by Company (the “Quote”). Reseller shall order Products by issuing Purchase Orders based on the applicable Quote(s). Company shall have the right, within its sole discretion, to accept or reject Purchase Orders, and no Purchase Order shall be binding upon Company unless accepted by Company in writing. Each Purchase Order will set forth, at a minimum, the following: (i) the Product purchased; (ii) the quantity of Product purchased; (iii) requested delivery dates, which shall be non-binding on Reseller; (iv) End User ship to location(s), if applicable, to include name and End User PO number; (v) Reseller billing address; (vi) Company issued Quote number, if applicable; and (vii) other delivery instructions. Accepted Purchase Orders shall constitute firm purchase obligations on behalf of Reseller and may not be canceled or rescheduled without Company’s written consent. Company shall provide order confirmation within three (3) business days after receipt of a Purchase Order from Reseller. The terms and conditions of this Agreement shall exclusively govern the purchase and supply of Products hereunder and nothing contained in Reseller’s Purchase Order shall supersede or modify this Agreement.

4.2. Delivery Dates. Company shall use commercially reasonable efforts to meet the delivery date set forth in the applicable Purchase Order, subject to Section 4.1(iii) above. The time period of delays and holds resulting from Reseller activity or inactivity shall be added to such delivery date. Should Company be unable to make shipment of the Product (or activation of any associated service) by such delivery date, Reseller shall be informed in writing of such as soon as the delay is reasonably identified by Company and Reseller shall be advised of the new shipment or activation date as soon as it is available, provided however, that delivery or activation dates are estimates only and Company shall not be liable for any delivery or activation delays. The Company reserves the right to deliver partial shipments. Any partial shipments delivered by Company may be invoiced individually.

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4.3. Delivery Terms. All Product sales are made FCA – Free Carrier (INCOTERMS 2010), except for certain Product Software which Company may make available to End Users for download, and Company’s title to any Hardware purchased outright and the risk of loss of or damage to the Products ordered by the Reseller (except for Product Software) will pass to Reseller at time of Company’s delivery of Products to the carrier. Company retains a security interest in all Hardware sold until payment in full is received by Company. The carrier shall be deemed Reseller’s agent, and any claims for damages in shipment must be filed with the carrier. Company is authorized to designate a carrier pursuant to Company’s standard shipping practices unless otherwise specified in writing by Reseller. Delivery of the Product Software will be deemed to have been made when Company activates the Product Software or makes the Product Software available for download or installation, as applicable. Reseller acknowledges and agrees that each End User will be required to accept the End User Agreement prior to or upon download, installation, or activation, as applicable, in order to be able to use or have access to the Products.

4.4. Product Changes. Company shall have the right to modify or discontinue any of the Products at any time in its sole discretion. Company will provide end of life notices at least ninety (90) days in advance of Product(s) discontinuance via the partner website portal https://sapp.inpixon.com/ sales-tools/.

4.5. Support. Reseller shall be responsible for providing first level support to End Users which shall include, at a minimum, fielding initial End User phone calls or other inquiries from the End User with respect to the Products and making reasonable efforts to solve basic Products usage issues. If Reseller is unable to resolve an End User’s Product issue, subject to payment of applicable fees, Company shall provide second level and higher support and maintenance services to Reseller as set forth in an applicable Purchase Order and pursuant to the Maintenance Terms and Conditions Schedule which shall be made available to Reseller, in order to assist Reseller with the resolution of End User’s issue.

5.	Prices and Payment Terms.

5.1. Prices. Reseller shall pay to Company its then-current prices for the Products, subject to any applicable discount (the current amount of which is set forth in Exhibit B), and any applicable Quote(s). Company shall invoice Reseller upon Company’s acceptance of a Purchase Order. Company shall have the right to change Reseller’s discount upon written notice in the event that Reseller has not met revenue goals, if applicable provided, however, that revenue goals shall not apply with respect to the Licensed Software. Company shall have the right to revise its prices at any time but shall endeavor to provide thirty (30) days’ prior notice via its partner website portal or otherwise of price increases. Such revised prices and discounts shall apply to all Purchase Orders submitted after the effective date of the revision. Reseller shall be free to determine the prices it charges to End Users; provided, for the avoidance of doubt, such determination shall not change the amounts owed to Company by Reseller with respect to the applicable Products. All prices are exclusive of shipping charges.

5.2. Payment/Financing. Company will determine Reseller’s credit terms on a per-Purchase Order basis and such terms are subject to a credit review and approval by Company in its sole discretion. The amount of credit may be changed or credit withdrawn by Company at any time in its sole discretion. All payments shall be made in U.S. Dollars within thirty (30) days after the date of invoice unless otherwise agreed by Company in writing. Any amounts not paid when due will accrue interest at the lower of 1.5% per month or the maximum rate permitted by law. Reseller will be responsible for invoicing its End Users for any fees and bears all risk of collection. Reseller’s obligation to pay Company is in no way contingent on Reseller’s collection of amounts owed to it by End Users. Without limiting any other right or remedy available to Company, in the event that any payment is more than thirty (30) days late, Company shall have the right to terminate this Agreement or suspend performance hereunder until all payments are made current. Each accepted Purchase Order is a separate, independent transaction, and Reseller has no right of set-off against other Purchase Orders or other transactions with Company. No discounts for prepayment are authorized hereunder.

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5.3. Taxes. All prices are exclusive of taxes (unless specifically described otherwise) and Reseller will not withhold, deduct or otherwise reduce any amounts for taxes. Reseller agrees to pay all taxes, fees, surcharges, duties and other assessments levied by federal, state and/or Provincial and local governments that are imposed on Reseller’s obligations hereunder.

6.	Limited Development License.

6.1. License Grant. Company hereby grants to Reseller a limited, irrevocable, non-exclusive, non-transferable, royalty-free license during the Term to practice and use the Licensed Intellectual Property solely in connection with Reseller’s performance of Development Activities relating to the development of Licensed Intellectual Property Improvements. Except as set forth in Section 6.3 herein, the foregoing license shall not entitle Reseller to commercially exploit or otherwise engage in any commercial activities with respect to the Licensed Intellectual Property. In addition, Reseller shall not be entitled to sublicense the foregoing rights to any third party, including, without limitation, any third party subcontractor that Reseller may wish to engage in connection with the performance of Development Activities, without Company’s prior written consent in each instance, which consent may be granted or withheld in Company’s sole discretion.

6.2. Licensed Intellectual Property Improvements. If Reseller conceives or develops any Licensed Intellectual Property Improvements during the Term whether solely, or jointly with Company, Reseller will promptly disclose such Licensed Intellectual Property Improvements to Company and, if applicable, promptly provide each such Licensed Intellectual Property Improvement to Company in both Object Code and Source Code form. Each such Licensed Intellectual Property Improvement will be and remain the sole and exclusive property of Company; provided, that each such Licensed Intellectual Property Improvement will be deemed Licensed Intellectual Property hereunder and the license granted pursuant to Section 6.1 will be automatically expanded to include each such Licensed Intellectual Property Improvement. To the extent that, by operation of law or otherwise, any rights in any such Licensed Intellectual Property Improvements vest in Reseller, Reseller hereby assigns and agrees to assign to Company all of its right, title and interest in and to each such Licensed Intellectual Property Improvement or the rights in each such Licensed Intellectual Property Improvement vested in Reseller. To the extent that, by operation of law, the foregoing assignment and agreement to assign is ineffective with respect to any rights of Reseller, Reseller hereby grants and agrees to grant to Company an irrevocable, perpetual, royalty free, exclusive (except to the extent such Licensed Intellectual Property Improvements constitute Licensed Intellectual Property and are subject to the license granted to Reseller pursuant to Section 6.1), worldwide right and license to exploit such Licensed Intellectual Property Improvements, and Reseller agrees not to assert against Company or those taking under its authority any inalienable rights it has or may come to have in any such Licensed Intellectual Property Improvement. Upon the request of Company, Reseller shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Company to prosecute, register, perfect, record or enforce its rights in any Licensed Intellectual Property Improvements.

6.3. Exploitation of Licensed Intellectual Property. If Company determines, which determination shall be in its sole discretion, that any Licensed Intellectual Property or Licensed Intellectual Property Improvements will be made commercially available by Company as a Product, then Reseller shall have the right to resell the Licensed Intellectual Property and each applicable Licensed Intellectual Property Improvement as a Product pursuant to and in accordance with the terms of this Agreement.

7.	Proprietary Rights; Restrictions.

7.1. Intellectual Property Ownership. Title to and ownership of all Intellectual Property Rights in and to the Products, Product Software and Documentation, and any Product Improvements and/or Updates thereto, as well as the Licensed Intellectual Property and all Licensed Intellectual Property Improvements shall at all times remain the property of Company or Company’s licensors. Company reserves all rights not expressly granted herein. Reseller shall, at its own cost and expense, protect and defend Company’s ownership of the Intellectual Property Rights in the Products and Licensed Intellectual Property against all claims, liens, legal processes of creditors of Reseller and misappropriation by third parties from Reseller, its agents, subcontractors or employees and keep the same free and clear from all such claims, liens, processes and misappropriation. Reseller will promptly report in writing to Company any known or suspected infringement, misuse, or misappropriation of the Products and/or Licensed Intellectual Property. Company may, in its sole discretion, take appropriate action against any third party that infringes the Products and/or Licensed Intellectual Property, but will not be obligated to do so.

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7.2. Restrictions. Reseller shall not, and shall not permit any third party to, in any form or manner, copy, distribute, reproduce, incorporate, use or allow access to the Products or create Product Improvements of, decompile, reverse engineer, disassemble or otherwise attempt to derive Source Code or Object Code from the Products, except as explicitly permitted under this Agreement or otherwise agreed in writing or to the extent such a restriction is expressly limited or prohibited by applicable law. Reseller shall not market, sell, license or distribute the Product Software on a stand-alone basis or otherwise separate the Product Software from the Products.

7.3. Use of Trademarks. Reseller may use the product names and the associated trademarks, service marks, tradenames and logos of Company and its licensors (the “Licensed Trademarks”) in Reseller’s advertising and promotional media solely for the purpose of marketing the Products, provided: (i) that Reseller conspicuously indicates in all such media that such Licensed Trademarks are trademarks of Company and its licensors; and (ii) that Reseller submits all such media to Company for prior approval, which approval may be granted or withheld in Company’s sole discretion. Reseller shall not register as its own, or adopt, use or attempt to register any trademark or service mark that is confusingly similar to the Licensed Trademarks. Upon termination of this Agreement for any reason, Reseller will immediately cease all use of such Trademarks. Reseller will not challenge any Intellectual Property Rights claimed by Company or its licensors in the Licensed Trademarks. All goodwill associated with Reseller’s use of the Licensed Trademarks shall inure to the benefit of Company or its licensors, as applicable.

8.	Warranty and Disclaimers.

8.1. Limited Warranty. Company’s limited warranties to End Users for the Products are stated in the End User Agreement. Reseller covenants to Company that it will not attempt to make or pass on to End Users any warranty or representation on behalf of Company or Company’s licensors, other that the limited warranties contained in the End User Agreement, without Company’s express written consent in each instance, which consent may be granted or withheld in Company’s sole discretion.

8.2. Disclaimer of Warranties. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES MADE DIRECTLY TO END USERS IN THE END USER AGREEMENT, and except to the extent prohibited by applicable LAw, NEITHER COMPANY NOR ITS Affiliates, nor its or their SUPPLIERS or licensors MAKE ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OR REPRESENTATIONS WITH RESPECT TO the Licensed Intellectual Property or ANY PRODUCTS PROVIDED IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE. COMPANY ALSO MAKES NO WARRANTY REGARDING NONINTERRUPTION OF USE OR FREEDOM FROM BUGS. In addition, Except to the extent prohibited by applicable Law, the Licensed Intellectual Property is provided to Reseller “as is” and “as available” without any warranties of any kind.

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9. Limitation of Liability. Except to the extent prohibited by applicable Law, IN NO EVENT SHALL COMPANY, its affiliates, OR ITS or their SUPPLIERS OR LICENSORS BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH the products or THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE). COMPANY’S, its Affiliates’ AND ITS and their SUPPLIERS’ and Licensors’ AGGREGATE TOTAL AND CUMULATIVE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL IN NO EVENT EXCEED THE PURCHASE PRICE PAID BY RESELLER FOR PRODUCTS DURING THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE LIMITATIONS SET FORTH IN THIS SECTION 9 SHALL APPLY EVEN IF COMPANY, its affiliates OR ITS or their SUPPLIERS OR LICENSORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10. Reseller Representations and Warranties; Anti-Corruption; Government Restricted Rights.

10.1. General Representations. Reseller represents and warrants that: (i) it shall comply with all laws and regulations applicable to Reseller with respect to the marketing, promotion, licensing, purchase, sale, distribution and use of the Products hereunder; (ii) it shall make, obtain and maintain at all times during the terms of this Agreement, all filings, registrations, licenses and permits required under applicable law, regulation or order required for Reseller to exercise its rights and perform its obligations under this Agreement; (iii) it has the full corporate power and authority to execute this Agreement and perform its obligations hereunder; and (iv) the execution, delivery and performance of this Agreement will not result in the breach or violation of any law or regulation applicable to it or any contract or commitment by which it is bound.

10.2. FCPA and Anticorruption Laws. Reseller acknowledges that it is familiar with and understands the provisions of the U.S. Foreign Corrupt Practices Act (the “FCPA”) and agrees to comply with its terms as well as any provisions of local law or Company’s corporate policies and procedures related thereto. Reseller further understands the provisions relating to the FCPA prohibitions regarding the payment or giving of anything of value, including but not limited to payments, gifts, travel, entertainment and meals, either directly or indirectly, to an official of a foreign government or political party for the purpose of influencing an act or decision in his or her official capacity or inducing the official to use his or her party’s influence with that government, to obtain or retain business involving the Products. Reseller agrees to not violate or knowingly let anyone violate the FCPA, and Reseller agrees that no payment it makes will constitute a bribe, influence payment, kickback, rebate, or other payment that violates the FCPA or any other applicable anticorruption or antibribery law.

10.3. Export Control. Reseller represents and warrants that it shall comply with all laws and regulations applicable to Reseller with respect to the purchase, sale and use of the Products.  Reseller further acknowledges and agrees that the Products purchased, and Product Software licensed, as well as under this Agreement, as well as the Licensed Intellectual Property, may be subject to restrictions and controls imposed by the United States Export Administration Act and the regulations thereunder. Reseller agrees to comply with all applicable export and reexport control laws and regulations, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State.  Specifically, Reseller covenants that it shall not, directly or indirectly, sell, export, reexport, transfer, divert, or otherwise dispose of any products, software, or technology (including products derived from or based on such technology) received from Company under this Agreement to any destination, entity, or person prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations.  These prohibitions include, but are not limited to the following:  (i) the Products cannot be exported or re-exported to any countries embargoed by the United States which includes nationals of these countries employed by Reseller; (ii) the Products cannot be exported or re-exported for military use in country group ‘b’ prior to valid ‘export license’ or valid ‘license exception’; (iii) engineers cannot have access to Company’s proprietary encryption source code; and (iv) the Products cannot be used for any prohibited end uses including any ‘nuclear, biological or chemical weapon related activities’.  Reseller agrees to notify Company of any suspicious activities by any employee related to the Products.  Reseller agrees to indemnify, to the fullest extent permitted by law, Company from and against any fines or penalties that may arise as a result of Reseller’s breach of this provision.  This export control clause shall survive termination or cancellation of this Agreement.

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10.4. Government Restricted Rights. The Products, Product Software and Documentation are commercial items and, to the maximum extent permitted under applicable law, any use, modification, reproduction, release, performance, display or disclosure of the Products, Product Software and Documentation by the any government agency or body of any nation shall be governed solely by the terms of this Agreement and any applicable End User Agreement and shall be prohibited except to the extent expressly permitted by the terms of this Agreement and any applicable End User Agreement.

10.5. OFAC. Reseller agrees that, in connection with this Agreement and the Products, it will not contract with or otherwise do business with any individual, company, organization or other entity, or with, in or involving any country or territory (including North Korea, Cuba, Iran, Sudan, Syria, and Crimea), that is the subject or target of any U.S. or other national government financial and economic sanctions or trade embargoes or otherwise identified on a list of prohibited, sanctioned, debarred, or denied parties, including those imposed, administered or enforced from time to time by the U.S. government through the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury, the Bureau of Industry and Security (“BIS”) of the U.S. Department of Commerce, or the U.S. Department of State, the United Nationals Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), without having first obtained any required license or other government authorization or in any manner which would result in a violation of Sanctions by Company or Reseller.

11. Indemnification. Reseller will indemnify, defend and hold the Company and its affiliates, and their officers, shareholders, directors, employees and agents harmless from and against, any claims, losses, liabilities, damages and expenses (including interest, penalties and reasonable attorneys’ fees and expenses) (collectively, “Claims”) (including without limitation Claims brought by End Users) arising out of or in connection with: (i) Reseller’s breach of any of its representations, warranties, covenants or obligations contained in this Agreement, including, without limitation, Reseller’s use of the Licensed Intellectual Property in violation of this Agreement; (ii) the gross negligence or willful misconduct of Reseller; (iii) Reseller’s relationship with its End Users; (iv) any modification or alteration by Reseller of the Products; and (v) any additional representation or warranty not authorized hereunder and offered by Reseller without the express written consent of Company.

12. Confidentiality. Reseller acknowledges that, in connection with this Agreement, the Products and/or the Licensed Intellectual Property, Reseller may receive Company Confidential Information. “Company Confidential Information” means all non-public information that is either designated as proprietary and/or confidential, or by the nature of the circumstances surrounding disclosure, should reasonably be understood to be confidential, including without limitation all pricing information and trade secrets related to the Products and any Product testing competitive benchmarking or information related thereto. Reseller agrees that it shall hold in strict confidence and not use (except in the performance hereof) or disclose to any third party any Company Confidential Information without Company’s prior written consent and only to the extent such third parties have executed written agreements with confidentiality obligations as least as restrictive as those herein protecting the Company Confidential Information. Nothing contained in this Agreement shall be construed as granting or conferring rights by license or otherwise in any Company Confidential Information. Reseller shall not copy, reverse engineer, disassemble, create any works from, or decompile any prototypes, software or other tangible objects which embody the Company Confidential Information and/or which are provided to Reseller hereunder. Company Confidential Information shall not be reproduced in any form except as required to accomplish the purposes and intent of this Agreement. Reseller shall promptly notify Company of any actual or suspected misuse or unauthorized disclosure of the Company Confidential Information. Reseller agrees that monetary damages for breach of confidentiality under this Section may not be adequate and that Company shall be further entitled to injunctive relief or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the provisions hereof. The foregoing confidentiality provisions shall not apply where Reseller can demonstrate by competent written evidence that the information: (i) was previously known to Reseller at the time of disclosure, free of any obligation to keep it confidential; (ii) became publicly known through no wrongful act of the receiving party; or (iii) was rightfully received by Reseller from a third-party who was not bound under any confidentiality provisions. Reseller may also make disclosures to the extent required by law or court order, provided that Reseller provides Company prompt notice of such requirement and uses reasonable efforts to obtain confidential treatment.

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13. Term and Termination.

13.1. Term. This Agreement shall commence on the Effective Date and shall remain in effect until terminated in accordance with this Section 13 (the “Term”).

13.2. Termination for Convenience. Either party may terminate this Agreement without cause by providing at least ninety (90) days’ prior written notice to the other party after an initial term of three years from the Effective Date (“Initial Term”).

13.3. Termination of Development License. Company may terminate this Agreement with respect to the development license granted pursuant to Section 6.1 at any time upon ninety (90) days’ prior notice to Reseller after the Initial Term; provided, however, in no event shall Reseller’s rights with respect to the development of the Licensed Intellectual Property be terminated at any time during which Reseller shall continue to serve as a reseller of Company Products whether pursuant to this Agreement or any other similar reseller agreement between the parties.

13.3. Termination for Cause. If either party breaches this Agreement and fails to cure such breach within thirty (30) days (ten (10) days in the case of nonpayment by Reseller) after receiving written notice of the breach, the non-breaching party shall have the right to terminate this Agreement at any time. Either party may terminate this Agreement, effective immediately upon written notice, if the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors that is not dismissed within sixty (60) days.

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13.4. Effect of Termination. If this Agreement is terminated pursuant to Section 13.2 or Section 13.4, then: (i) Reseller shall at its expense promptly return all Company Confidential Information; and (ii) all of Reseller’s rights and licenses with respect to the Products shall terminate, provided that each license granted to an End User with respect to the Products in accordance with this Agreement shall survive in accordance with the terms of their End User Agreements and, at Company’s sole discretion, Reseller shall cooperate to transition End User relationships to Company following such termination and until the end of the term of the agreement then in effect by and between the Reseller and End User with respect to the Products (the “Customer Agreement”), Reseller shall be entitled to a fee in an amount equal to the amount paid by such End User in accordance with the Customer Agreement less any amount that would have been due to Company under this Agreement. Notwithstanding the forgoing, if this Agreement is terminated due to Reseller’s uncured breach hereunder, Company may, in its sole discretion, terminate an End User Agreement. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms of the Agreement, whether or not such party is aware of any such damage, loss or expenses; provided that termination shall not relieve either party of any obligations incurred prior to the date of termination.

13.5. Survival. The provisions of Sections 1, 3.6, 3.7, 5.2, 5.3, 7.1, 8.2, 9, 10, 11, 12, 13.5, 13.6 and 14 through 19 of this Agreement, and all payment obligations incurred during the Term of this Agreement, shall survive the expiration or termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

14. Restriction on Competition. During the Term and for a period of two (2) years thereafter, Reseller agrees that it will not, directly or indirectly, own, manage, operate, control, be employed or retained by (whether or not for compensation) or render services or provide products to any person, firm, corporation or other entity (each, a “Competitor”), in whatever form, that competes with the Products, any Licensed Intellectual Property Improvements (to the extent not constituting Products hereunder), or Company’s business generally (and in the case of services or products, if such services or products will assist Competitors to compete with the Products, any Licensed Intellectual Property Improvements, or Company’s business generally in any respect).

15. Assignment. Reseller shall not have any right or ability to assign, transfer, or sublicense any obligation or benefit under this Agreement without Company’s prior written consent and any attempt to do so shall be void. Company may, in its sole discretion, assign all or part of this Agreement. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties’ respective successors and permitted assigns.

16. Governing Law and Arbitration. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of California and the United States without regard to conflicts of laws provisions thereof, and without regard to the United Nations Convention on the International Sale of Goods or the Uniform Computer Information Transactions Act. The parties shall meet and attempt to resolve in good faith any and all disputes under this Agreement. Any disputes, controversies and claims arising out of or relating to this Agreement that are not resolved by good faith negotiation between the parties shall be settled and determined by binding arbitration in Santa Clara County, California, before a panel of one (1) arbitrator pursuant to the Commercial Rules of the American Arbitration Association. Each party shall have no more than three (3) days to present its case to the arbitrator. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The parties agree that the arbitrator shall have the power to award damages. Notwithstanding the foregoing, either party shall have the right at any time to seek injunctive relief from a court of competent jurisdiction.

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17. Relationship. Reseller is an independent contractor of Company under this Agreement. Nothing arising from this Agreement shall constitute or create any joint venture, partnership, agency, employment or franchise between the parties. All financial obligations associated with Reseller’s business are the responsibility of Reseller. All sales and other agreements between Reseller and its End Users are Reseller’s exclusive responsibility.

18. Force Majeure. Except with respect to the payment obligations hereunder, neither party shall be responsible for any non-performance or delay (except for delay in payment) attributable in whole or in part to any cause beyond its reasonable control, including but not limited to acts of God, government actions, war, civil disturbance, insurrection, sabotage, terrorist acts, labor shortages or disputes, failure or delay in delivery by a party’s suppliers or subcontractors, transportation difficulties, shortage of energy, raw materials or equipment, pandemics, epidemics, or the other party’s fault or negligence.

19. Notice. All notices required or permitted under this Agreement will be sent in writing to the addresses set forth above and will be deemed received when: (i) delivered personally; (ii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or six (6) days for international mail); or (iii) one (1) day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, two (2) days after deposit with a commercial express courier specifying 2-day delivery, with written verification of receipt. A copy of notices to Company shall also be sent electronically to: notices@inpixon.com.

20. Miscellaneous. This Agreement, including its Terms and Conditions and Exhibits and all documents incorporated by reference, supersede all prior communications, transactions, and understandings, whether oral or written, and, together with any End User Agreement constitute the sole and entire agreement between the parties pertaining to the subject matter hereof. No modification, addition or deletion, or waiver of any of the terms and conditions of this Agreement shall be binding on either party unless made in a non-preprinted agreement clearly understood by both parties to be a modification or waiver, and signed by a duly authorized representative of each party. If any portion of this Agreement is held to be invalid or unenforceable, the parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement. No party is authorized to act as agent for the other party hereunder except as expressly stated in this Agreement. The terms and provisions of this Agreement are intended solely for the benefit of each of the parties and their respective successors and/or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other entity except as expressly set forth herein. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties represent and warrant that this Agreement is executed by duly authorized representatives of each Party as set forth below on the date stated above.

INPIXON		RESELLER

Signature:	/s/ Nadir Ali	Signature:	/s/ Ben Lee

Name:	Nadir Ali	Name:	Ben Lee

Title:	CEO	Title:	CEO

Date:	08-18-2020	Date:	August 19, 2020

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Exhibit A

Licensed Intellectual Property

Refers to the Intellectual Property acquired by Company in connection with the Asset Purchase Agreement dated as of the date of this Agreement between the Company, Reseller and such other parties identified therein.

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EXHIBIT B

RESELLER SCHEDULE

Reseller Pricing:

[*****]% off current list price , provided however, that in the event of any sales by Reseller of the Licensed Software, Reseller shall be entitled to a credit for such sales in an amount equal to the discounted applicable list price then in effect for sales of the Licensed Software.

Annual Maintenance and Support – [TBD]

*	List price discount shall be contingent on revenue targets to be determined by the parties.

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